EXHIBIT 10.19

GCP APPLIED TECHNOLOGIES INC.
PERFORMANCE-BASED STOCK UNIT AWARD AGREEMENT
THIS PERFORMANCE-BASED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date as set forth on the Performance-Based Stock Unit Award Grant Certificate pursuant to which this Agreement is attached, is entered into by and between GCP Applied Technologies Inc., a Delaware corporation (the “Company”), and the employee of the Company identified on the Performance-Based Stock Unit Award Grant Certificate pursuant to which this Agreement is attached (the “Participant”). All capitalized terms used herein shall have the same meaning as in the GCP Applied Technologies Inc. 2016 Stock Incentive Plan (the “Plan”), except as otherwise expressly provided herein.
WHEREAS, the Plan provides for grants of Stock Awards, including Performance Awards in the form of performance-based restricted stock units, each of which constitutes a right to receive one share of Common Stock (“PBUs”); and
WHEREAS, the Committee has decided to make a grant to the Participant of the target number of PBUs set forth on the Performance-Based Stock Unit Award Grant Certificate pursuant to which this Agreement is attached, to promote the best interests of the Company and its stockholders on the terms and conditions set forth in this Agreement, conditioned on the Participant’s execution of this Agreement.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained herein, the parties hereto agree as follows:

1.
Performance-Based Stock Unit Grant. The Company hereby grants to the Participant Performance Awards in the form of PBUs. The target number of shares of Common Stock that may become vested and settled hereunder is equal to the number of Target PBUs set forth on the Performance-Based Stock Unit Award Grant Certificate pursuant to which this Agreement is attached, subject to the terms and conditions of this Agreement and the Plan, in addition to such other restrictions, if any, as may be imposed by law.

2.	Vesting and Forfeiture.

(a)
Performance Factor. The actual number of shares of Common Stock to be earned by the Participant hereunder, subject to the continued vesting requirement set forth in Section 2(b) hereof, shall be determined by multiplying (x) the Performance Factor (as defined on Appendix A to this Agreement) for the Performance Period by (y) the number of Target PBUs, with the actual Performance Factor to be determined in connection with the filing of the Company’s Form 10-K with respect to the Company’s 2018 fiscal year with the Securities and Exchange Commission. The number of shares of Common Stock determined to be earned pursuant to this Section 2(a) shall be the “Earned Performance Shares.”

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(b)
Service Vesting. Except as otherwise set forth in this Agreement, following the end of the Performance Period, any Earned Performance Shares shall continue to vest, subject to the Participant’s continued employment with the Company and its affiliates, and shall fully vest and become free from restriction on the later of the third anniversary of the Grant Date and the date in calendar year 2019 that the Committee determines the number of Earned Performance Shares (if any) hereunder.

(c)	Termination of Employment. If the Participant incurs a termination of employment, any then outstanding and unvested PBUs shall be automatically and immediately forfeited for no consideration.

(d)
Change in Control. Upon the occurrence of a Change in Control, any then outstanding and unvested PBUs shall become vested in accordance with and pursuant to the provisions of Section 15 of the Plan[, based on the Performance Factor as calculated assuming the Performance Period ended on the date the Change in Control occurs, and prorated for the period of time between the first day of the Performance Period and the date that the Change in Control occurs,] except, to the extent that another Stock Award meeting the requirements of this Section 2(c) (any award meeting such requirements, a “Replacement Award”) is provided to the Participant pursuant to Section 9 of the Plan to replace such Award (any award intended to be replaced by a Replacement Award, a “Replaced Award”). The requirements of a Replacement Award are as follows: the Replacement Award (i) is of the same type as the Replaced Award and relates to publicly traded equity securities of the Company or the entity surviving the Company following the Change in Control; (ii) has a value equal to the value of the Replaced Award as of the date of the Change in Control, as determined by the Committee in its sole discretion consistent with Section 9 of the Plan; and (iii) contains terms relating to vesting that are substantially identical to those of the Replaced Award, and its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control) as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Replaced Award shall not vest upon the Change in Control. The determination whether the conditions of this Section 2(c) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

3.	Nontransferability. The PBUs shall not be sold, transferred, pledged, assigned, or otherwise encumbered or disposed of, except as may permitted under the Plan.

4.	Settlement. Subject to the provisions of Section 2(c) and Section 6, the PBUs shall be settled hereunder as follows: the Company shall issue one share of Common Stock to the

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Participant for each Earned Performance Share that becomes vested hereunder within thirty (30) calendar days following the applicable vesting date set forth in Section 2.

5.
No Voting Rights; Dividend Equivalents. Until such time as the PBUs have been settled pursuant to Section 4 and the underlying shares of Common Stock have been delivered to the Participant, and the Participant has become the holder of such shares, the Participant shall have no rights as a stockholder, including, without limitation, any right to dividends or other distributions or any right to vote. Notwithstanding the foregoing, each PBU shall entitle the Participant to dividend equivalents pursuant to Section 5(b) of the Plan with respect to ordinary cash dividends that would otherwise be paid on the shares of Common Stock underlying such PBU during the period from the Grant Date to the date such share are delivered in accordance with Section 4. Any such dividend equivalents shall be subject to the same vesting conditions applicable to the underlying PBU with respect to which they accrue, and shall, if the underlying PBU vests, be paid no later than thirty (30) calendar days following the applicable vesting date set forth in Section 2.

6.
Certain Tax Matters. The Participant expressly acknowledges that the award or vesting of the shares of Common Stock acquired hereunder, and the payment of dividends with respect to the PBUs, may give rise to “wages” subject to income and other tax withholding. Unless otherwise determined by the Committee prior to any Vesting Date, the Company agrees that (a) the minimum tax withholding required by law in respect of any such wages may be satisfied by the Participant surrendering to the Company a portion of the shares of Common Stock that are issued or transferred to the Participant upon the settlement of the PBUs, and (b) the shares of Common Stock so surrendered by the Participant shall be credited against any such withholding obligation at the Fair Market Value of such shares of Common Stock on the date of such surrender (and the amount equal to the Fair Market Value of such shares of Common Stock shall be remitted to the appropriate tax authorities) (the foregoing process pursuant to which such withholding tax obligations may be satisfied, a “Net Settlement”). If the Committee determines not to permit the Net Settlement, the Participant expressly acknowledges and agrees that the Participant shall be solely responsible for the timely satisfaction, in cash, of such withholding tax obligations, and that the Company shall be under no obligation to deliver any shares of Common Stock otherwise due hereunder if the Participant does not timely satisfy such tax obligations.

7.
Plan Governs. The PBUs are granted pursuant to the terms of the Plan, which are incorporated herein by reference (the terms of which shall have the same effect as if set forth herein in full, including without limitation the terms of Section 9 of the Plan), and the PBUs shall, except as otherwise expressly provided herein, be governed by the terms of the Plan. In the event of a conflict between the provisions of this Agreement and the terms of the Plan, the terms of the Plan shall control. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. Each of the Participant and the Company acknowledges that this Agreement (together with the Plan) constitutes the entire agreement and supersedes all

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other agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

8.	Nature of Grant. In accepting the PBUs, the Participant acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time;

(b)
the grant of the PBUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PBUs, or benefits in lieu of PBUs, even if PBUs have been granted repeatedly in the past;

(c)	all decisions with respect to future PBU grants, if any, will be at the sole discretion of the Company;

(d)	the Participant is voluntarily participating in the Plan;

(e)
the grant of the PBUs and the Participant’s participation in the Plan shall not create a right to employment or service or be interpreted as forming an employment or service contract with the Company or any Subsidiary and shall not interfere with the ability of the Company or any Subsidiary, as applicable, to terminate the Participant’s employment or service relationship (if any);

(f)	the PBUs and any shares of Common Stock subject to the PBUs are not intended to replace any pension rights or compensation;

(g)
the PBUs and any shares of Common Stock subject to the PBUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

(h)	the future value of the shares of Common Stock subject to the PBUs is unknown and cannot be predicted with certainty;

(i)	if the Participant acquires shares of Common Stock upon settlement of the PBUs, the value of such Common Stock may increase or decrease;

(j)
no claim or entitlement to compensation or damages shall arise from forfeiture of the PBUs resulting from the Participant’s termination of employment by the Company or any Subsidiary (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment agreement or service contract, if any) and in consideration of the grant of the PBUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or

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any Subsidiary, waives his or her ability, if any, to bring any such claim, and releases the Company and any Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(k)
in the event of the Participant’s termination of employment (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment agreement or service contract, if any), unless otherwise provided by this Agreement or determined by the Company the Participant’s right to vest in the PBUs, if any, will terminate effective as of the date that the Participant is no longer actively providing services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or providing services or the terms of the Participant’s employment agreement or service contract, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the PBUs; and

(l)
neither the Company nor any Subsidiary will be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the PBUs or any amounts due to the Participant pursuant to the settlement of the PBUs or the subsequent sale of any shares of Common Stock acquired under the Plan.

9.
Insider Trading Restrictions/Market Abuse Laws.  The Participant acknowledges that he or she is subject to any applicable Company insider trading policy. In addition, depending on his or her country of residence, the Participant may be subject to additional insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell shares of Common Stock or rights to shares of Common Stock (e.g., Options) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the Participant's country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable Company insider trading policy and any additional restrictions that may apply due to local insider trading restrictions or market abuse laws. The Participant is advised to speak to his or her personal legal advisor regarding any applicable local insider trading restrictions or market abuse laws.

10.
Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the PBU and this Agreement shall be subject to any additional limitations set

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forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

11.
Data Privacy. The Participant hereby voluntarily consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other PBU grant materials by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company and any Subsidiary may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PBUs or any other entitlement to shares of stock awarded, canceled, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”). The Participant understands that Data will be transferred to E*TRADE Corporate Financial Services, Inc. and or its affiliates or such other stock plan service provider as may be selected by the Company in the future (the “Plan Service Provider”), which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant authorizes the Company, the Plan Service Provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of implementing, administering and managing his or her participation in the Plan including any requisite transfer of such Data as may be required to a broker or other third party until which the Participant may elect to deposit any shares of Common Stock received upon settlement of the PBUs. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting the Participant’s regional human resources (“MyHR”) representative. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that he or she may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her MyHR representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant’s employment status or service with the Company and any Subsidiary will not be adversely affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant PBUs or other equity awards to the Participant or administer or maintain such awards. Therefore,

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the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her MyHR representative.

12.
Successors and Assignment. This Agreement (and the PBUs granted hereunder) is personal to the Participant and, without the prior written consent of the Company, shall not be assignable by the Participant other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

13.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.
No Waiver. The Participant’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

15.
Section 409A of the Code. It is intended that the PBUs granted pursuant to this Agreement and the provisions of this Agreement be exempt from or comply with Section 409A of the Code, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

16.
Unfunded Plan. The PBUs are unfunded and the Participant shall be considered an unsecured creditor of the Company with respect to the Company’s obligations, if any, to issue shares of Common Stock pursuant to this Agreement (including, without limitation, as to any PBUs that vest). Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Participant and the Company or any other person.

17.
Governing Law; Captions. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

18.
Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

19.    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same

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instrument. The parties hereto confirm that any facsimile copy of another party’s executed counterpart of this Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.
*    *    *    *    *    *
Accepted and agreed by the Participant as of the date acknowledged through E*Trade.

APPENDIX A
“Performance Factor” shall mean the factor by which to multiply the Target PBUs, determined in accordance with the following table:

Performance Level	3-Year Cumulative Adjusted EPS	3-Year Adjusted EPS as % of Target	Performance Factor
< Threshold			0x
Threshold			0.5x
Target			1.0x
Maximum			2.0x
>Maximum			2.0x

The Performance Factor will be determined using straight-line interpolation for results that fall between the indicated Performance Levels set forth above. In no event shall the Performance Factor exceed 2x.
“Adjusted EPS” is the Company’s diluted Earnings Per Share (EPS), adjusted for costs related restructuring and repositioning expenses and related asset impairments; certain pension costs (net); income and expense items related to divested businesses, product lines, and certain other investments; gains and losses on sales of businesses, product lines, and certain other investments; certain other unusual or infrequent items that are not representative of underlying trends; and certain discrete tax items. All of the foregoing shall be adjusted such that the impact of acquisitions /divestitures closed after the first calendar/fiscal quarter of each of the three fiscal years of the Company occurring during the Performance Period will not be included until the following full year starting January 1.